Exhibit 2.2

COMPANY VOTING AGREEMENT

This COMPANY VOTING AGREEMENT (“Agreement”) is made and entered into as of August     , 2005 by and between Secure Computing Corporation, a Delaware corporation (“Parent”), and the person whose name appears on the signature page hereto as a shareholder (“Shareholder”) of CyberGuard Corporation, a Florida corporation (“Company”).

A. Concurrently with the execution of this Agreement, Company, Bailey Acquisition Corp., a Delaware corporation (“Merger Sub”), and Parent are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, to merge the Company with and into Merger Sub (the “Merger”). Capitalized terms used and not otherwise defined herein, and defined in the Merger Agreement, shall have the respective meanings ascribed to them in the Merger Agreement.

B. As of the date hereof, Shareholder Beneficially Owns the number of outstanding shares of the Common Stock of Company (“Company Common Stock”) set forth on the signature page hereto.

C. As inducement and a condition to entering into the Merger Agreement, Parent has required Shareholder to agree, and Shareholder has agreed, to enter into this Agreement.

The parties agree as follows:

1. Certain Definitions. For purposes of this Agreement:

(a) “Beneficially Own” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a person include securities Beneficially Owned by all other persons with whom such person would constitute a “group” within the meaning of Section 13(d) of the Exchange Act with respect to the securities of the same issuer.

(b) “Existing Shares” means all issued and outstanding shares of Company Common Stock owned of record or Beneficially Owned by Shareholder (now or hereafter acquired prior to termination of this Agreement) and over which Shareholder has voting control as of the record date for persons entitled (i) to receive notice of, and to vote at, a meeting of the shareholders of Company called for purposes of voting on the Merger Agreement and the Merger, or (ii) to take action by written consent of the shareholders of Company with respect to the Merger Agreement and the Merger.

(c) “Voting Period” means the period commencing on the date of this Agreement and continuing until the termination of this Agreement.

2. Representations and Warranties of Shareholder. Shareholder represents and warrants to Parent as follows:

(a) On the date hereof, Shareholder Beneficially Owns the outstanding shares of Company Common Stock set forth on the signature page hereto and holds stock options to purchase the number of shares of Company Common Stock set forth on the signature page hereto. On the date hereof, such shares constitute all of the outstanding shares of Company Common Stock Beneficially Owned by Shareholder and all of the shares of Company Common Stock subject to stock options held by Shareholder. On the date hereof, there are no outstanding options or other rights to acquire from Shareholder, or obligations of Shareholder to sell, any shares of Company Common Stock. Except as permitted by this Agreement, the shares of Company Common Stock set forth on the signature page hereto are held by Shareholder, or by a nominee or custodian for the benefit of Shareholder, free and clear of all mortgages, claims, charges, liens, security interests, pledges, options, proxies, voting trusts or agreements (“Encumbrances”), except for any such Encumbrances arising hereunder.

(b) Shareholder has the legal capacity, power and authority to enter into and perform all of Shareholder’s obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes a valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(c) Except for any applicable filings under federal and state securities laws, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is required to be made or obtained by Shareholder for the execution of this Agreement by Shareholder or compliance by Shareholder with the provisions hereof. Neither the execution and delivery of this Agreement by Shareholder nor the compliance by Shareholder with the provisions hereof will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, acceleration, redemption or purchase) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Shareholder is a party or by which Shareholder or any of Shareholder’s properties or assets is bound, or (ii) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to Shareholder or any of the Existing Shares.

(d) If Shareholder is married and the Existing Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, Shareholder’s spouse, enforceable against such person in accordance with its terms.

(e) Shareholder understands and acknowledges that Parent is entering into, and causing Merger Sub to enter into, the Merger Agreement in reliance upon Shareholder’s concurrent execution and delivery of this Agreement.

3. Representations And Warranties Of Parent. Parent hereby represents and warrants to Shareholder as follows:

(a) Parent has the corporate power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(b) Except for filings under the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any Government Entity is necessary for the execution of this Agreement by Parent. Neither the execution and delivery of this Agreement by Parent nor compliance by Parent with any of the provisions hereof shall (i) conflict with or result in any breach of any organizational documents of Parent, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, acceleration, redemption or purchase) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation of any kind to which Parent is a party or by which Parent or any of its properties or assets is bound, or (iii) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to Parent or any of its properties or assets.

4. Disclosure. Shareholder hereby agrees to permit Parent to publish and disclose in the Registration Statement and the Proxy Statement/Prospectus (including all documents and schedules filed with the SEC), and in any press release or other disclosure document which Parent reasonably determines to be necessary or desirable to comply with applicable law or the rules and regulations of The Nasdaq Stock Market in connection with the Merger and any transactions related thereto, Shareholder’s identity and ownership of Company Common Stock and the nature of Shareholder’s commitments, arrangements and understandings under this Agreement, provided that any public announcement or disclosure is made in accordance with the terms of the Merger Agreement.

5. Voting Agreement. Shareholder hereby irrevocably and unconditionally agrees that, during the period commencing on the date hereof and continuing until the first to occur of the Effective Time or termination of this Agreement Shareholder will (a) appear (in person or by proxy) at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Company Common Stock, however called, or otherwise cause the Existing Shares then Beneficially Owned by Shareholder to be counted as present thereat for purposes of establishing a quorum, and (b) vote or provide a written consent with respect to the Existing Shares (or will cause the Existing Shares to be voted, or cause a written consent to be provided with respect to the Existing Shares) in favor of the Merger and the Merger Agreement and any matter that could reasonably be expected to facilitate the Merger. Shareholder will also vote or provide a written consent with respect to the Existing Shares (or will cause the Existing Shares to be voted, or cause a written consent to be provided with respect to the Existing Shares) against any action, proposal, transaction or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Company contained in the Merger Agreement or which could result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled. Shareholder agrees not to enter into any agreement or commitment with any Person the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Section 6.

6. Grant of Irrevocable Proxy; Further Assurances.

(a) Shareholder hereby appoints Parent and any designee of Parent, and each of them individually, as such Shareholder’s proxy and attorney-in-fact, with full power of substitution and resubstitution, to represent and to vote during the Voting Period the Existing Shares from time to time beneficially owned by Shareholder (or act by written consent during the Voting Period with respect to the Existing Shares) in accordance with Section 6 (including with respect to any procedural matters related thereto). This proxy is given to Parent to secure the performance of the duties of the Shareholder under this Agreement. Shareholder shall promptly cause a copy of this Agreement to be deposited with Secretary of the Company. Shareholder shall take further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

(b) The proxy and power of attorney granted pursuant to Section 6(a) by Shareholder shall be irrevocable until termination of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by such Shareholder. The power of attorney granted by Shareholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Shareholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

(c) Shareholder shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in Parent the power to carry out and give effect to the provisions of this Agreement.

7. Covenants.

(a) Except for Encumbrances in existence as of the date hereof, Shareholder agrees that during the Voting Period, except as contemplated by the terms of this Agreement, it shall not (i) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (including by merger, testamentary disposition, interspousal disposition pursuant to spousal domestic relations proceedings or otherwise, or otherwise by operation of law) (collectively, “Transfer”), or enter into any contract, option or other agreement to Transfer any or all of the Existing Shares; provided, however, that Shareholder may Transfer any or all of its Existing Shares to any Person that agrees in writing to be bound by the terms of this Agreement and, with the consent of Parent, may pledge or encumber any Existing Shares so long as such pledge or encumbrance would not impair Shareholder’s ability to perform its obligations under this Agreement; (ii) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Existing Shares; or (iii) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting its ability to perform its obligations under this Agreement.

(b) In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Existing Shares” shall be deemed to refer to and include the Existing Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Existing Shares may be changed or exchanged or which are received in such transaction.

8. Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to effectuate the provisions by this Agreement.

9. Termination. This Agreement shall terminate on the earliest to occur of: (a) the termination of the Merger Agreement in accordance with the terms of the Merger Agreement; (b) the agreement of the parties hereto to terminate this Agreement; or (c) the consummation of the Merger.

10. Miscellaneous.

(a) This Agreement may be amended, modified or supplemented only by written agreement of Parent and Shareholder.

(b) Any failure of Shareholder, on the one hand, or Parent, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Parent (with respect to any failure by Shareholder) or Shareholder (with respect to any failure by Parent or Merger Sub), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10(b).

(c) All notices and other communications hereunder shall be in writing and shall be delivered personally by overnight courier or similar means or sent by facsimile with written confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice. Any such notice shall be effective upon receipt, if personally delivered or on the next business day following transmittal if sent by confirmed facsimile. Notices, including oral notices, shall be delivered as follows:

if to Shareholder, at the address set forth on the signature page, with a copy to (if blank no such copy shall be required):
Telephone:
Facsimile:
Attention:

if to Parent, or Merger Sub, to:	4810 Harwood Road
San Jose, CA 95124
Telephone: 408-979-6180
Facsimile: 408-979-6505
Attention: John McNulty

with a copy to:	2675 Long Lake Road
St. Paul, MN 55113
Telephone: 651-628-6221
Facsimile: 651-628-2714
Attention: Mary Budge

and

Heller Ehrman LLP
275 Middlefield Road
Menlo Park, CA 94025-3506
Telephone: 650 324-7000
Facsimile: 650 324-0638
Attention: Kyle Guse, Esq.

(d) Neither this Agreement nor any right, interest or obligation hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of Parent and its successors and permitted assigns and shall be binding upon Shareholder and Shareholder’s heirs, successors and assigns by will or by the laws of descent. This Agreement is not intended to confer any rights or remedies hereunder upon any other person except the parties hereto.

(e) This Agreement shall be governed by the laws of the State of Florida without reference to principles of conflicts of law.

(f) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(g) In case any one or more of the provisions contained in this Agreement should be finally determined to be invalid, illegal or unenforceable in any respect against a party hereto, it shall be adjusted if possible to effect the intent of the parties. In any event, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such final determination shall have been made.

(h) The section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. The word “including” shall be deemed to mean “including without limitation.”

(i) This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no representations, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein and therein.

(j) When used in this Agreement “law” refers to any applicable law (whether civil, criminal or administrative) including, without limitation, common law, statute, statutory instrument, treaty, regulation, directive, decision, code, order, decree, injunction, resolution or judgment of any government, quasi-government, supranational, federal, state or local government, statutory or regulatory body, court, or agency.

(k) Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages. Therefore, in the event of any such breach, the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

(l) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

(m) From time to time, at any other party’s reasonable request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or reasonably desirable to effectuate the provisions of this Agreement.

(n) Notwithstanding any other provision of this Agreement (including, without limitation, Section 5 hereof), it is expressly understood and agreed that this Agreement shall not limit or restrict any actions taken by Shareholder in his capacity as a director or officer of Company in exercising the Company’s rights under the Merger Agreement.

(o) Each party to this Agreement has been represented by counsel during the preparation and execution of this Agreement, and therefore waives any rule of construction that would construe ambiguities against the party drafting the agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have signed this Company Voting Agreement, in the case of Parent by its duly authorized officer, as of the date first above written.

SECURE COMPUTING CORPORATION

Shareholder Name

By:
Print Name:
Signature:	Print Title:

Spousal Signature if Applicable:

Shareholder Address:
___________________________________
___________________________________
Fax: _______________________________

NUMBER OF OUTSTANDING SHARES BENEFICIALLY OWNED BY SHAREHOLDER: ______________________

NUMBER OF SHARES SUBJECT TO STOCK OPTIONS HELD BY SHAREHOLDER: _______________________

ADDRESS OF SHAREHOLDER: